UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
May 22, 2008
(Date of Earliest Event Reported)
West Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)
11808 Miracle Hills Drive, Omaha, Nebraska 68154
(Address of principal executive offices)
Registrant’s telephone number, including area code: (402) 963-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On May 22, 2008, West Corporation (the “Company”) announced the completion of its acquisition of Genesys SA ( “Genesys”) pursuant to the Tender Offer Agreement, dated as of February 19, 2008 (the “Tender Offer Agreement”), by and between the Company and Genesys. As previously announced, in aggregate, 64,224,366 Genesys shares, including the Genesys shares represented by American depositary shares (“ADSs”), were tendered into the offer, representing 91.9% of the share capital and the voting rights of Genesys on an issued and outstanding basis.
     Having obtained greater than 66.66% of the total share capital and voting rights of Genesys on a fully diluted basis, West International Holdings Limited (“WIH”), the Company’s wholly-owned subsidiary, has commenced a subsequent offering period that began on Monday, May 19, 2008 and will expire on Friday, June 6, 2008. The terms and amount of the consideration offered in this subsequent offering period are identical to those offered during WIH’s initial tender offer for Genesys.
     In accordance with the regulations of the Autorité des Marchés Financiers (“AMF”), in the event that WIH acquires 95% or more of the outstanding shares of the total share capital and voting rights of Genesys, WIH intends, promptly following completion of the subsequent offering period, to request from the AMF the implementation of a mandatory acquisition (“squeeze-out”) of the remaining shares (including the shares represented by ADSs) not held by it.
     Total acquisition costs, including transaction expenses, is approximately $345 million. To finance this transaction, the Company expects to use cash of approximately $80 million and to borrow approximately $265 million.
     There are no material relationships between (i) Genesys and (ii) the Company or its affiliates.
Item 8.01. Other Events.
      In connection with the closing of the Genesys acquisition, the Company updated its guidance for the year ended December 31, 2008. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference in its entirety.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1	Press Release, dated May 22, 2008.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION
Dated: May 22, 2008	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 22, 2008